Exhibit 99.1

CONTACT:	David S. Collins
Chief Financial Officer
(630) 845-4500

Tracy H. Krumme
Vice President, Investor Relations
(203) 425-9830

FUEL TECH REPORTS FIRST QUARTER 2012 RESULTS

WARRENVILLE, Ill., May 8, 2012 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three-month period ended March 31, 2012.

Revenues for the first quarter totaled $25.2 million, an 11% increase from the comparable prior-year quarter. Net income for the quarter was $1.5 million, or $0.06 per diluted share, compared with net income of $1.3 million, or $0.05 per diluted share, in the same year-ago quarter. Adjusted EBITDA was $3.5 million, down from $4.4 million in the first quarter of 2011.

The Air Pollution Control technology segment (APC segment) recorded revenues of $15.7 million, an increase of 42% versus the first quarter of 2011. This increase is due primarily to the recognition of revenue from our record year-end backlog that occurred as a result of the higher contract bookings recorded during the second half of 2011. Segment gross margins were 44% in the first quarter of 2012 versus 50% reported in the first quarter of 2011, primarily due to a mix of higher margin capital projects in the prior period.

The FUEL CHEM® technology segment (FUEL CHEM segment) generated revenues of $9.5 million, a decrease of $2.0 million, or 18%, from the comparable 2011 quarter. Current quarter revenues include $8.8 million from coal-fired units, a 17% decrease versus a year ago, and $0.7 million from non-coal-fired units, down 23% from the comparable prior-year quarter. The coal revenue decrease is due in part to the recognition of $1.0 million in the first quarter of 2011 for non-recurring installation-related work. Our adjusted year-over-year decline in coal revenue after removal of this $1.0 million item would have been 9%. Other declines are attributable to reduced electrical loads and the low cost of natural gas which suppressed the use of coal as a fuel source. Segment gross margins increased from 49% in the first quarter of 2011 to 53% in the current quarter due to strong performance at existing legacy accounts.

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 2

Selling, general and administrative (SG&A) expenses totaled $9.0 million in the current quarter versus $8.0 million in the same year-ago period. The increase in SG&A expenses is attributed to higher employee-related costs, including sales commissions and employee incentive programs due to favorable results for the quarter.

Research and development (R&D) expenses increased slightly to $0.5 million, compared with $0.4 million in the first quarter of 2011, reflecting our continued focus on new product development.

During the first quarter of 2012, the Company announced contract awards with a value of approximately $6.9 million. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at $22.2 million as of March 31, 2012. Subsequent to March 31, 2012, the Company has announced APC orders with a value of $2.0 million.

During the three-month period ended March 31, 2012, the Company repurchased 334,636 shares of common stock for approximately $1.9 million under our previously announced share repurchase program. Since the inception of the program, which began in August of 2011, the Company has repurchased a total of 1,036,350 common shares for approximately $6.0 million, resulting in an average price of $5.79 per share. This completes the repurchase of $6.0 million of Fuel Tech stock, which was the total dollar amount authorized by our Board of Directors in August 2011.

Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “We delivered particularly strong results in our APC segment as steady progress was made in working through the record $30.8 million backlog recorded at the end of 2011. Domestic orders received during the first quarter included an award of a Selective Non-Catalytic Reduction (SNCR) project for three steam-generating units located in the Southeast U.S. and combustion modifications and a Separated Over-Fire Air (SOFA) system for a tangential coal-fired utility boiler. These customers are proceeding with their nitrogen oxide (NOx) reduction plans even in the wake of the court-ordered stay of the Cross-State Air Pollution Rule (CSAPR), which occurred on December 30, 2011. It is anticipated that a final decision on CSAPR will be made by the end of this summer, which would begin to provide some much needed clarity in the domestic power market.” We have seen increased proposal activity as many states are moving to finalize their NOx compliance plans under the Regional Haze program of the Clean Air Act, particularly for sources in western states outside the CSAPR region.”

Mr. Bailey continued, “China continues to be an active market for our technologies. As China’s economic growth drives the need for more power, we expect the use of coal to expand and the need for pollution control technologies to be robust, as utility and industrial operators comply with the NOx reductions set out in the country’s 12th Five-Year Plan. Already this year, we have been awarded six ULTRA™ systems and two SNCR systems on utility coal-fired units in China. Bidding activity continues to be robust and we anticipate this to result in additional future orders.”

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 3

Mr. Bailey continued, “The first quarter of 2012 was a challenging period for our FUEL CHEM segment as it continued to be impacted by low natural gas prices and depressed electrical demand, which caused a number of our existing customer plants to operate below expectations. While challenges exist with the current market conditions, we continue to work with our clients to improve their fuel selection capabilities, address the challenges of slag formation and furnace fouling, and offer effective solutions to other emissions challenges.”

Mr. Bailey concluded, “We are off to a good start for the year and are encouraged about our business prospects. As we look for regulatory clarity to emerge in the United States and continued penetration in China, we remain confident in our growth strategy and our ability to solve our customers’ emissions challenges in a cost-effective manner.”

Conference Call

As a reminder, Fuel Tech will host a conference call on Wednesday, May 9 at 9:00 AM EST to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Upcoming Events” on the Home page. The call can also be accessed by dialing 866-730-5763 (domestic) or 857-350-1587 (international) and using the passcode “FUEL TECH.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “37299473.” The replay will be available until June 4, 2012.

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is experienced on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 4

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 5

FUEL TECH, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per-share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,055	$28,229
Marketable securities	81	57
Accounts receivable, net of allowance for doubtful accounts of $429 and $430, respectively	26,307	34,346
Inventories	330	311
Prepaid expenses and other current assets	1,779	2,026
Prepaid income taxes	506	1,124
Deferred income taxes	241	163

Total current assets	60,299	66,256

Property and equipment, net of accumulated depreciation of $18,810 and $18,239, respectively	13,716	13,625
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,611 and $3,385, respectively	5,362	5,442
Deferred income taxes	3,726	3,798
Other assets	2,960	2,818

Total assets	$107,114	$112,990

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$1,188	$1,181
Accounts payable	9,221	10,476
Accrued liabilities:
Employee compensation	1,973	4,902
Other accrued liabilities	4,444	6,071

Total current liabilities	16,826	22,630

Other liabilities	1,362	1,347

Total liabilities	18,188	23,977

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,309,665 and 23,644,301 shares issued and outstanding, respectively	233	237
Additional paid-in capital	132,560	132,350
Accumulated deficit	(44,373)	(44,031)
Accumulated other comprehensive income	430	381
Nil coupon perpetual loan notes	76	76

Total shareholders’ equity	88,926	89,013

Total liabilities and shareholders’ equity	$107,114	$112,990

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 6

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per-share data)

	Three Months Ended March 31,
	2012	2011

Revenues	$25,212	$22,622

Costs and expenses:
Cost of sales	13,220	11,466
Selling, general and administrative	8,994	7,951
Research and development	506	402

	22,720	19,819

Operating income	2,492	2,803

Interest expense	(25)	(40)
Interest income	—	1
Other income (expense)	21	(40)

Income before income taxes	2,488	2,724

Income tax expense	(945)	(1,385)

Net income	$1,543	$1,339

Net income per common share:
Basic	$0.07	$0.06

Diluted	$0.06	$0.05

Weighted-average number of common shares outstanding:
Basic	23,591,000	24,214,000

Diluted	24,261,000	24,669,000

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 7

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands of dollars)

	Three Months Ended March 31,
	2012	2011

Net income	$1,543	$1,339
Other comprehensive income:
Foreign currency translation adjustments	34	61
Unrealized gain from marketable securities, net of tax	15	—

Total other comprehensive income	49	61

Comprehensive income	$1,592	$1,400

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 8

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net income	$1,543	$1,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	552	760
Amortization	226	223
Provision for doubtful accounts	(1)	—
Deferred income taxes	(15)	120
Stock based compensation	210	637
Changes in operating assets and liabilities:
Accounts receivable	8,145	(938)
Inventories	(18)	(177)
Prepaid expenses, other current assets and other noncurrent assets	118	(239)
Accounts payable	(651)	(1,380)
Accrued liabilities and other noncurrent liabilities	(4,634)	(2,274)

Net cash provided by (used in) operating activities	5,475	(1,929)

Investing Activities
Purchases of property, equipment and patents	(788)	(841)

Net cash (used in) investing activities	(788)	(841)

Financing Activities
Payments to repurchase common stock	(1,889)	—
Proceeds from exercise of stock options	—	54

Net cash (used in) provided by financing activities	(1,889)	54

Effect of exchange rate fluctuations on cash	28	57

Net increase (decrease) in cash and cash equivalents	2,826	(2,659)

Cash and cash equivalents at beginning of period	28,229	30,524

Cash and cash equivalents at end of period	$31,055	$27,865

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 9

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(in thousands of dollars)

Three months ended March 31, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$15,714	$9,498	$—	$25,212

Cost of sales	(8,751)	(4,469)	—	(13,220)

Gross margin	6,963	5,029	—	11,992
Selling, general and administrative	—	—	(8,994)	(8,994)
Research and development	—	—	(506)	(506)

Operating income	$6,963	$5,029	$(9,500)	$2,492

Three months ended March 31, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$11,092	$11,530	$—	$22,622

Cost of sales	(5,553)	(5,913)	—	(11,466)

Gross margin	5,539	5,617	—	11,156
Selling, general and administrative	—	—	(7,951)	(7,951)
Research and development	—	—	(402)	(402)

Operating income	$5,539	$5,617	$(8,353)	$2,803

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 10

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(in thousands of dollars)

	Three months ended March 31,
	2012	2011
Revenues:

United States	$22,944	$19,618

Foreign	2,268	3,004

	$25,212	$22,622

	March 31, 2012	December 31, 2011

Assets:

United States	$93,874	$99,601

Foreign	13,240	13,389

	$107,114	$112,990

FUEL TECH, INC. REPORTS FIRST QUARTER 2012 RESULTS	Page 11

FUEL TECH, INC.

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

	Three Months Ended March 31,
	2012	2011
Net income	$1,543	$1,339
Interest expense	25	40
Income tax expense	945	1,385
Depreciation expense	552	760
Amortization expense	226	223

EBITDA	3,291	3,747

Stock compensation expense	210	617

ADJUSTED EBITDA	$3,501	$4,364

Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.